Exhibit 15.1

July 11, 2005

The Board of Trustees of ProLogis
Aurora, Colorado:

Re:	Registration Statement on Form S-4 filed July 13, 2005

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 9, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Los Angeles, California